Exhibit (a)(5)(I)

Press Release

Sanofi announces extension of Blueprint tender offer

Paris, July 17, 2025. Sanofi today announces that Rothko Merger Sub, Inc., a wholly owned subsidiary of Sanofi, has extended the expiration date of its tender offer to purchase all of the outstanding shares of common stock, par value $0.001 per share of Blueprint Medicines Corporation for $129.00 per share in cash, plus one non-transferable contractual contingent right per share, representing the right to receive contingent payments of up to an aggregate amount of $6.00 per share in cash, upon the achievement of specified milestones on or prior to the expiration of the applicable milestone period.

The offer, which was previously scheduled to expire at one minute after 23:59 EDST, on Wednesday, July 16, 2025, has been extended until 17:00 EDST, on Thursday, July 17, 2025.

Continental Stock Transfer & Trust Company, the depositary for the offer, has advised Sanofi that as of 23:59 EDST, on July 16, 2025, approximately 29,742,419 shares, representing approximately 45.85% of the total outstanding shares of Blueprint, have been validly tendered (and not validly withdrawn) pursuant to the offer. In addition, approximately 23,400,152 shares have been tendered by notice of guaranteed delivery, representing approximately 36.08% of the outstanding shares of Blueprint. Shares tendered by notice of guaranteed delivery are not deemed validly tendered for purposes of satisfying the minimum tender condition in the offer unless and until the shares underlying such notice of guaranteed delivery are delivered to and “received” (as such term is defined in 251(h) of the Delaware General Corporation Law) by the depositary prior to the time of expiration of the offer. Holders that have previously tendered their shares do not need to re-tender their shares or take any other action in response to this extension.

The offer is being made pursuant to the terms and conditions described in the offer to purchase, dated June 17, 2025 (as it may be amended or supplemented from time to time), the related letter of transmittal and certain other offer documents, copies of which are attached to the tender offer statement on Schedule TO filed by Sanofi and offeror with the US Securities and Exchange Commission, as amended.

The offer is conditioned upon the fulfilment of certain conditions described in Section 15—“Conditions to the Offer” of the offer to purchase, including, but not limited to, the tender of a majority of the then-outstanding shares of Blueprint’s common stock.

Innisfree M&A Incorporated is acting as information agent for the offer. Requests for documents and questions regarding the offer may be directed to Innisfree M&A Incorporated by telephone, toll-free at +1 877 750-0831 for shareholders, or collect at +1 212 750-5833 for banks and brokers.

About Sanofi

Sanofi is an R&D driven, AI-powered biopharma company committed to improving people’s lives and delivering compelling growth. We apply our deep understanding of the immune system to invent medicines and vaccines that treat and protect millions of people around the world, with an innovative pipeline that could benefit millions more. Our team is guided by one purpose: we chase the miracles of science to improve people’s lives; this inspires us to drive progress and deliver positive impact for our people and the communities we serve, by addressing the most urgent healthcare, environmental, and societal challenges of our time. Sanofi is listed on EURONEXT: SAN and NASDAQ: SNY

Media Relations

Sandrine Guendoul | +33 6 25 09 14 25 | sandrine.guendoul@sanofi.com

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Evan Berland | +1 215 432 0234 | evan.berland@sanofi.com

Léo Le Bourhis | +33 6 75 06 43 81 | leo.lebourhis@sanofi.com

Victor Rouault | +33 6 70 93 71 40 | victor.rouault@sanofi.com

Timothy Gilbert | +1 516 521 2929 | timothy.gilbert@sanofi.com

Léa Ubaldi | +33 6 30 19 66 46 | lea.ubaldi@sanofi.com

Investor Relations

Thomas Kudsk Larsen | +44 7545 513 693 | thomas.larsen@sanofi.com

Alizé Kaisserian | +33 6 47 04 12 11 | alize.kaisserian@sanofi.com

Felix Lauscher | +1 908 612 7239 | felix.lauscher@sanofi.com

Keita Browne | +1 781 249 1766 | keita.browne@sanofi.com

Nathalie Pham | +33 7 85 93 30 17 | nathalie.pham@sanofi.com

Tarik Elgoutni | +1 617 710 3587 | tarik.elgoutni@sanofi.com

Thibaud Châtelet | +33 6 80 80 89 90 | thibaud.chatelet@sanofi.com

Yun Li | +33 6 84 00 90 72 | yun.li3@sanofi.com

Sanofi forward-looking statements

Forward-looking statements are statements that are not historical facts. These statements may include projections and estimates regarding the marketing and other potential of the product, or regarding potential future revenues from the product, and their underlying assumptions, statements regarding plans, objectives, intentions, and expectations with respect to future financial results, events, operations, services, product development and potential, and statements regarding future performance. Forward-looking statements are generally identified by the words “expects”, “anticipates”, “believes”, “will be”, “intends”, “estimates”, “plans” and similar expressions. Although Sanofi’s management believes that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of Sanofi, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include among other things, unexpected regulatory actions or delays, or government regulation generally, that could affect the availability or commercial potential of the product, the fact that product may not be commercially successful and other risks associated with executing business combination transactions, such as the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the acquisition will not be realized, risks related to future opportunities and plans for the combined company, including uncertainty of the expected financial performance and results of the combined company following completion of the proposed acquisition, disruption from the proposed acquisition making it more difficult to conduct business as usual or to maintain relationships with customers, employees, manufacturers, suppliers or patient groups, and the possibility that, if the combined company does not achieve the perceived benefits of the proposed acquisition as rapidly or to the extent anticipated by financial analysts or investors, the market price of Sanofi’s shares could decline, as well as other risks related to Sanofi’s business, including the ability to grow sales and revenues from existing products and to develop, commercialize or market new products, competition, including potential generic competition, the uncertainties inherent in research and development, including future clinical data and analysis, regulatory obligations and oversight by regulatory authorities, such as the FDA or the EMA, including decisions of such authorities regarding whether and when to approve any drug, device or biological application that may be filed for any product candidates as well as decisions regarding labelling and other matters that could affect the availability or commercial potential of any product candidates, the absence of a guarantee that any product candidates, if approved, will be commercially successful, the future approval and commercial success of therapeutic alternatives, Sanofi’s ability to benefit from external growth opportunities, to complete related transactions and/or obtain regulatory clearances, risks associated with existing clinical data relating to the product, including post marketing, unexpected safety, quality or manufacturing issues, competition in general, risks associated with intellectual property and any related pending or future litigation and the ultimate outcome of such litigation, trends in exchange rates and prevailing interest rates, volatile economic and market conditions, cost containment initiatives and subsequent changes thereto, and the impact that global crises may have on us, our customers, suppliers, vendors, and other business partners, and the financial condition of any one of them, as well as on our employees and on the global economy as a whole. The risks and uncertainties also include the uncertainties discussed or identified in the public filings with the US Securities and Exchange Commission (the “SEC”) and the Autorité des marchés financiers made by Sanofi, including those listed under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in Sanofi’s annual report on Form 20-F for the year ended December 31, 2024. Other than as required by applicable law, Sanofi does not undertake any obligation to update or revise any forward-looking information or statements.

Additional information and where to find it

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Blueprint Medicines Corporation (“Blueprint”) common stock. Sanofi and its acquisition subsidiary have filed with the US Securities and Exchange Commission (the “SEC”) a tender offer statement on Schedule TO, and Blueprint has filed a Solicitation/Recommendation Statement on Schedule 14D-9, all with respect to the Offer (as defined in those documents). HOLDERS OF SHARES OF BLUEPRINT ARE URGED TO CAREFULLY READ THE RELEVANT TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND THE OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT ROTHKO STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, are available to all holders of shares of Blueprint at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement are available for free at the SEC’s web site at www.sec.gov. Additional copies may be obtained for free by contacting Sanofi’s Investor Relations Team at investor.relations@sanofi.com or on Sanofi’s website at https://www.sanofi.com/en/investors.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Sanofi files annual and special reports and other information with the SEC and Blueprint files annual, quarterly, and special reports and other information with the SEC. You may read and copy any reports or other information filed by Sanofi and Blueprint at the SEC public reference room at 100 F. Street, N.E., Washington D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Sanofi’s and Blueprint’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

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